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                                                                      Exhibit 99


AT THE COMPANY:
JOHN SMOLIK
PRESIDENT & CEO
(423) 769-4012

                      Photogen's Photodynamic Therapy Compound
                             Effectively Absorbs X-Rays

     Pre-clinical Studies to Determine Effectiveness in Destroying Tumor Cells;
                              Patent Application Filed

KNOXVILLE, Tenn., April 13 /PRNewswire/ -- Photogen Technologies, Inc. (OTC Bulletin Board: PHGN - news) has discovered that a chemical compound already widely used for a variety of purposes has the ability to bind tightly to tumor tissue, provide sufficient contrast to clearly show tumor margins during a CAT scan, and maintain visibility in a tumor for several days. Dr. Gerald Wolf, Director of the Center for Imaging and Pharmaceutical Research at Massachusetts General Hospital, assisted Photogen in this research.

Due to these unique advantages, Photogen conceived of using this compound as a radiosensitizer -- a photoactive drug with the potential to effectively interact with x-ray energy to destroy abnormal cells. Photogen believes that other compounds, which have been evaluated as radiosensitizers, merely weaken the cell but do not react with x-rays in the unique way that Photogen as demonstrated.

"This is an exciting discovery for Photogen that could add an important new dimension to our capability in photodynamic therapy (PDT), and could result in new products for our growing development pipeline," said John Smolik, president and chief executive officer. "We are expanding our understanding of photochemistry by broadening our definition of PDT. In this instance, we will study the interaction of a specific compound with very high-energy photons contained in x-rays. While this compound may be activated by Photogen's proprietary multi-photon activation methods, it appears that it may also interact with x-rays in a manner that could achieve a beneficial therapeutic result using substantially less radiation."

This could give Photogen a dual photodynamic approach to deep tissue therapy. Photogen hopes to begin a pre-clinical study in the next few weeks, which is expected to show that radiation together with a direct injection of this compound will effectively destroy diseased cells. The company has filed an application for patent protection on its discovery with the U.S. Patent and Trademark Office.


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Photogen's discovery of this alternative application for the compound under examination may lead the company to conceive new imaging procedures that could be used by surgeons to clearly define tumor margins both before and after treatment. This would help minimize the amount of tissue removed and improve physicians' ability to destroy tumor cells.

Photogen Technologies, Inc. is a development-stage company focused on creating photodynamic-related health-care products based on its proprietary multi-photon excitation and other related technologies. The company has discovered new methods for using laser-generated light to activate photoactive agents within deep tissue sufficient to produce a range of beneficial therapeutic and diagnostic outcomes. These technologies involve methods, materials and devices that may be used to produce light and photoactive agents that will destroy diseased cells, remove tissue or identify and diagnose disease. The company has no products or operating revenues at this time.

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include: the ability of the company to develop a product and obtain regulatory approval for its use; the ability of the company to successfully market and sell any products and equipment; the company's ability to manufacture products in sufficient quantities; the company's ability to maintain intellectual property protection for its proprietary products, to defend its existing intellectual property rights from challenges by third parties, and to avoid infringing intellectual property rights of third parties; unforeseen operating risks; the company's ability to secure collaborative agreements with third parties for various research, development, manufacturing, marketing and other functions; competition; risks associated with the dependence on manufacturers of the company's proposed products; the availability of capital to finance planned activities; and the extent to which the clinicians performing the procedures are able to obtain third-party reimbursement. These risks are qualified in their entirely by cautionary language and risk factors set forth in the company's filings with the Securities and Exchange Commission.

SOURCE: Photogen Technologies, Inc.